SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST
EVENT REPORTED): February 28, 2005

VERTIS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	333-97721	13-3768322
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 WEST PRATT STREET BALTIMORE, MARYLAND		21201
(Address of Principal Executive Offices)		(Zip Code)

(410) 528-9800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02             DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On February 28, 2005, Vertis, Inc. (“Vertis” or the “Company”) announced the promotion of Dean Durbin to chief operating officer of Vertis.  Mr. Durbin, 52, was promoted to president of Vertis in November 2004.  Mr. Durbin will have responsibility for all of the company’s operations and sales as well as the areas of shared services, including finance, human resources, information technology, legal, and marketing. Prior to his appointment, Mr. Durbin served as chief financial officer for Vertis since 1997.

Mr. Durbin’s employment agreement dated August 31, 2003 was amended on October 21, 2004.  This agreement has not been modified as a result of his promotion to COO.  His employment agreement and the amendment of this agreement were filed as exhibits 10.27 and 10.54, respectively, to Vertis’ 2004 Annual Report on Form 10-K

On February 28, 2005, Vertis announced the promotion of Stephen Tremblay to chief financial officer of Vertis.  Mr. Tremblay, 45, will oversee the Company’s finance team.  Prior to his promotion, from May 2003 to February 2005, Mr. Tremblay served as senior vice president of finance and treasurer for Vertis.  From May 1998 to May 2003, he served as vice president of finance for Vertis.  Prior to joining Vertis as a group controller in 1997, Mr. Tremblay held senior financial management positions with Wellman, Inc. and served as a senior manager at Ernst & Young.  Mr. Tremblay is a certified public accountant.

Mr. Tremblay receives an annual base salary of $222,473 and an auto allowance of $11,880.  He also participates in a Executive Incentive Plan pursuant to which he will receive an annual bonus targeted at not less than 35% of base salary assuming bonus targets are met, based on a percentage of achievement of an internally calculated proforma EBITDA measure, pursuant to the terms of the Company’s Executive Incentive Plan as amended from time to time.  Additionally, Mr. Tremblay was issued 1,167 shares of the Company’s restricted common stock under the Vertis Holdings, Inc. Equity Plan.  Any change in Mr. Tremblay’s compensation will be determined by the Company’s Board of Directors.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

99.1         Press Release, dated March 2, 2005, issued by Vertis, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTIS, INC.

	By:	JOHN V. HOWARD, JR.
Name: John V. Howard, Jr.
Title: Chief Legal Officer and Secretary

Date: March 3, 2005

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated March 2, 2005, issued by Vertis, Inc.